As filed with the Securities and Exchange Commission on July 22, 2014

Registration No. 333-196509

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Beverly Financial, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	6036	To be applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

254 Cabot Street

P.O. Box 498

Beverly, Massachusetts 01915

(978) 922-0857

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael R. Wheeler

President and Chief Executive Officer

254 Cabot Street

P.O. Box 498

Beverly, Massachusetts 01915

(978) 922-0857

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Richard A. Schaberg Gregory F. Parisi Hogan Lovells US LLP 555 Thirteenth Street, N.W. Washington, D.C. 20004 (202) 637-5600	Samantha M. Kirby Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Beverly Financial, Inc. is filing this Amendment No. 2 to its Registration Statement on Form S-1 (Registration No. 333-196509) (the “Registration Statement”) to amend Item 14 of Part II and file certain exhibits to the Registration Statement as indicated on the Index to Exhibits. Accordingly, a prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Amount
Legal Fees and Expenses	$500,000
Accounting Fees and Expenses	200,000
Marketing Agent Fees and Expenses(1)	522,799
Records Management Fees and Expenses	35,000
Appraisal Fees and Expenses	55,000
Printing, Postage, Mailing and EDGAR Fees	185,000
NASDAQ Capital Market Listing Fee	50,000
Filing Fees (Blue Sky, FINRA and SEC)	14,450
Transfer Agent Fees and Expenses	15,000
Business Plan Fees and Expenses	40,000
Proxy Solicitor Fees and Expenses	40,000
Other	42,751

Total	$1,700,000

(1)	Beverly Financial has retained Sandler O’Neill + Partners to assist in the sale of common stock on a best efforts basis. Fees are estimated at the adjusted maximum of the offering range, assuming that all shares are sold in the subscription and community offerings.

Item 14.	Indemnification of Directors and Officers

Sections 6 and 7 of Article VI of the amended and restated articles of organization of Beverly Financial, or the Corporation, set forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

Section 6. Indemnification.

Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Massachusetts General Laws, or MGL, now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the board of directors and permitted by law; provided, however, that, except as provided in Paragraph D of this Section 6 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

Procedure. If a claim under Paragraphs A, B or C of this Section 6 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGL. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGL, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its shareholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section 6 or otherwise shall be on the Corporation.

Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Section 6 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, the Corporation’s amended and restated articles of organization, bylaws, any agreement, any vote of shareholders or disinterested director, or otherwise.

Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MGL.

Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Section 6, in no event shall any payments made by the Corporation pursuant to this Section 6 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Miscellaneous. Any repeal or modification of this Section 6 shall not in any way diminish any rights to indemnification or advancement of expenses of the indemnitee or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Section 6 is in force.

Section 7. Limitation of Liability of Directors.

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that this Section 7 shall not eliminate or limit any liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under Section 6.40 of Chapter 156D of the MGL or (d) with respect to any transaction from which the director derived an improper personal benefit.

If the MGL is amended to further eliminate or limit the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MGL, as so amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed as part of this registration statement are as follows:

(a)	List of Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)	Financial Statement Schedules

No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly, in the Commonwealth of Massachusetts, on July 22, 2014.

Beverly Financial, Inc.

By:	/s/ Michael R. Wheeler
Michael R. Wheeler President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael R. Wheeler Michael R. Wheeler	President and Chief Executive Officer (Principal Executive Officer)	July 22, 2014

/s/ Robert W. Mitchell, Jr. Robert W. Mitchell, Jr.	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	July 22, 2014

* Thomas J. Alexander	Director	July 22, 2014

* John E. Glovsky	Director	July 22, 2014

* William F. Howard	Director	July 22, 2014

* Jayne M. Rice	Director	July 22, 2014

* Richard W. Russell	Director	July 22, 2014

* Linda E. Saris	Director	July 22, 2014

Signatures	Title	Date

* Christine B. Sullivan	Director	July 22, 2014

* John O. Wilhelm, Jr.	Director	July 22, 2014

* Richard E. Wylie	Director	July 22, 2014

*By:	/s/ Robert W. Mitchell, Jr.
Robert W. Mitchell, Jr. Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1#	Engagement Letter between Beverly Financial, MHC, Beverly Cooperative Bank and Sandler O’Neill + Partners, L.P., dated March 19, 2014

1.2	Form of Agency Agreement

2.1	Beverly Financial, MHC Plan of Conversion from Mutual Holding Company to Stock Holding Company and Stock Issuance, adopted on March 19, 2014, and as amended and restated on July 17, 2014

3.1	Amended and Restated Articles of Organization of Beverly Financial, Inc.

3.2#	Bylaws of Beverly Financial, Inc.

4.1#	Form of Common Stock Certificate of Beverly Financial, Inc.

5.1#	Opinion of Hogan Lovells US LLP

8.1#	Federal Tax Opinion of Hogan Lovells US LLP

8.2#	State Tax Opinion of Shatswell, MacLeod & Company, P.C.

10.1+#	Employment Agreement by and between Beverly Cooperative Bank and Michael R. Wheeler, dated April 18, 2013

10.2+#	Form of Amendment No. 1 to Employment Agreement by and between Beverly Bank and Michael R. Wheeler, effective as of April 18, 2013

10.3+#	Amended and Restated Supplemental Executive Retirement Plan Participation Agreement between Beverly Bank and Michael R. Wheeler, effective as of May 27, 2014

10.4+#	Change in Control Agreement by and between Beverly Cooperative Bank and Robert W. Mitchell, Jr., dated April 18, 2013

10.5+#	Form of Amendment No. 1 to Change in Control Agreement by and between Beverly Bank and Robert W. Mitchell, Jr., effective as of April 18, 2013

10.6+#	Supplemental Executive Retirement Plan Participation Agreement by and between Beverly Bank and Robert W. Mitchell, Jr., dated May 30, 2014

10.7+#	Change in Control Agreement by and between Beverly Cooperative Bank and Stephen J. Britton, dated April 18, 2013

10.8+#	Form of Amendment No. 1 to Change in Control Agreement by and between Beverly Bank and Stephen J. Britton, effective as of April 18, 2013

10.9+#	Letter Agreement for Consulting Services by and between Beverly Cooperative Bank and William F. Howard, dated December 13, 2013

10.10+#	Deferment Agreement by and between Beverly Cooperative Bank and Thomas J. Alexander, dated August 16, 2007

10.11+#	Beverly Cooperative Bank Supplemental Executive Retirement Plan, effective January 1, 2013

10.12+#	Amendment No. 1 to Beverly Bank Supplemental Executive Retirement Plan, effective as of January 1, 2013

10.13+#	Beverly Cooperative Bank Performance Unit Plan

10.14+#	Form of Beverly Cooperative Bank Performance Unit Plan Agreement

10.15+#	Form of Directors’ Deferred Compensation Plan

10.16+#	Form of Benefit Restoration Plan of Beverly Financial, Inc.

10.17+#	Form of Employee Stock Ownership Plan of Beverly Financial, Inc.

10.18+#	Form of Beverly Bank Severance Pay Plan

21.1#	Subsidiaries

23.1#	Consent of Hogan Lovells US LLP (included in Exhibits 5.1 and 8.1)

Exhibit Number	Exhibit Description

23.2#	Consent of Shatswell, MacLeod & Company, P.C.

23.3#	Consent of RP Financial, LC.

24.1#	Power of Attorney (included on signature page of this registation statement)

99.1#	Appraisal Agreement between Beverly Financial, MHC, Beverly Bank and RP Financial, LC.

99.2#	Letter of RP Financial, LC. with respect to subscription rights

99.3#	Appraisal Report of RP Financial, LC.

99.4	Marketing Materials

99.5	Stock Order and Certification Form

99.6#	Letter of RP Financial, LC. with respect to Liquidation Accounts

+	Indicates a management contract or compensation plan or arrangement.
#	Previously filed.